Exhibit 23.6

CONSENT OF TETRA TECH, INC.

The undersigned hereby states as follows:

We assisted with the preparation of the assisted with the preparation of the NI 43-101Technical Report Preliminary Economic Assessment of Guadalupe de los Reyes Gold/Silver Project, Sinaloa, Mexico” effective date February 8, 2013, issue date March 4, 2013 for Vista Gold Corp. (the “Company”) and the “NI 43-101 Technical Report, Resource Update, Mt. Todd Gold Project, Northern Territory, Australia” effective date September 4, 2012, issue date October 4, 2012, (together both reports, the “Technical Reports”) portions of each of which are summarized (the “Summary Material”) in this Annual Report on Form 10-K for the year ended December 31, 2012 (the “Form 10-K”).

We hereby consent to the Summary Material and the reference to our name in the Form 10-K and to the incorporation by reference in the Company’s Registration Statements on Form S-3 (Nos. 333-172826, 333-180154 and 333-184191) and any amendments thereto, and in the related Prospectuses, and in the Company’s Registration Statements on Form S-8 (Nos. 333-105621, 333-134767, 333-153019, 333-176792) of the Summary Material concerning the Technical Reports, including the reference to the Guadalupe de los Reyes Gold/Silver Project and the Mt. Todd Gold Project included with such information, and the reference to our name as set forth above in the Form 10-K.

TETRA TECH, INC.

Date: March 12, 2013	By:	/s/ Vicki J. Scharnhorst

Name: Vicki J. Scharnhorst

Title: Operations Manager